Exhibit 5.1
THE LAW OFFICES OF
THOMAS C. COOK, LTD.
ATTORNEY AND COUNSELOR AT LAW
1980 FESTIVAL PLAZA DRIVE, SUITE 530
LAS VEGAS, NEVADA 89135
(702) 524-9151
tccesq@aol.com

March 22, 2017

To: Board of Directors, Infinity Distribution, Inc.

Re: Registration Statement on Form S-1 (the "Registration Statement")

Gentlemen,

We have acted as your counsel for Infinity Distribution, Inc., a Nevada corporation (the "Company") in connection with the registration of 25,000,000 shares of common stock, $0.001 par value (the "Company Shares") on the terms and conditions set forth in the Registration Statement.

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2. The shares being registered pursuant to the Registration Statement as filed with the U. S. Securities and Exchange Commission, when sold shall be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Matters" and the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely, /s/ Thomas C. Cook Thomas C. Cook, Esq.